Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Fourth-quarter earnings per diluted share: net income $2.15, operating income* $1.91

•	Net premiums up 13 percent to $2.0 billion for the quarter

•	Full-year operating return on equity* 13 percent

•	Five-year average operating return on equity* 13 percent

ST. LOUIS, January 30, 2012 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $158.5 million, or $2.15 per diluted share, compared to $196.7 million, or $2.62 per diluted share in the prior-year quarter. Operating income* totaled $140.7 million, or $1.91 per diluted share, compared to $161.4 million, or $2.15 per diluted share in the year-ago quarter.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2011	2010	2011	2010
Net premiums	$2,034,716	$1,801,899	$7,335,687	$6,659,680
Net income	158,531	196,712	599,620	574,402
Net income per diluted share	2.15	2.62	8.09	7.69
Operating income*	140,726	161,419	539,172	504,029
Operating income per diluted share*	1.91	2.15	7.28	6.75
Book value per share	83.65	68.71
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	61.53	56.34
Total assets	32,104,032	29,081,908

*	See ‘Use of Non-GAAP Financial Measures’ below

Net income for the year increased to $599.6 million, or $8.09 per diluted share, from $574.4 million, or $7.69 per diluted share, in 2010. Operating income* totaled $539.2 million, or $7.28 per diluted share, compared with $504.0 million, or $6.75 per diluted share, the year before. Both measures benefited from lower effective tax rates. Net foreign currency fluctuations increased 2011 operating income per diluted share by $0.13, including $0.05 in the Canadian segment. Net premiums increased $676.0 million, or 10 percent, including the effects of currency fluctuations and 8 percent without them.

For the quarter, consolidated net premiums increased 13 percent to $2,034.7 million from $1,801.9 million in the prior-year period. In aggregate, changes in foreign currency exchange rates did not materially affect net premiums. Investment income decreased 14 percent to $304.5 million from $355.2 million in the year-earlier quarter, including a $51.0 million decline in fair value of option contracts, which are included in funds withheld at interest and support equity-indexed annuities. Excluding the effects of these option contracts, investment income was flat. Excluding funds withheld assets, average book value of invested assets increased approximately $1.5 billion to $17.8 billion, and average yields decreased 24 basis points to 5.19 percent quarter over quarter. Net foreign currency fluctuations lowered after-tax operating income $1.6 million, or $0.02 per diluted share.

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During the fourth quarter, the company recognized additional income tax benefits associated with unfavorable claims experience on certain treaties, deferred tax refinements, and other items. For the entire year, the company’s effective tax rate of approximately 28 percent was lower than its expected rate of approximately 33 percent. The primary reason for the lower effective rate in 2011 relates to third-quarter adjustments of deferred tax liabilities associated with previously enacted reductions in federal and provincial statutory tax rates in Canada.

A. Greig Woodring, president and chief executive officer, commented, “Global claims experience was somewhat higher than our expectations for the quarter, reflecting higher-than-expected disability claims in Australia and U.S. group reinsurance, offset in part by strong results in most of our other markets. Our asset intensive business also performed well. Overall net premium growth was better-than-expected, and our book value per share continues to climb with consistent earnings contributions.

“Our annualized operating return on equity was 13 percent for the quarter and year, and operating income per diluted share was up 8 percent year over year. Our operating return on equity has averaged 13 percent over the past five years, despite the global market and economic disruptions. RGA’s balance sheet and capitalization remain strong, as does our positioning and outlook for future global growth. We continue to be highly focused on meeting our clients’ needs in all markets.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $116.1 million for the quarter, up slightly from $113.3 million last year. Pre-tax operating income decreased to $86.0 million from $107.1 million in the fourth quarter of 2010, when that business reported better-than-expected claims experience. Mortality claims were in line with expectations this quarter; however, the segment’s group disability reinsurance business reported approximately $10.8 million in adverse underwriting experience. Net premiums rose 9 percent to $1,099.4 million from $1,009.8 million a year ago. For the full year, net premiums increased more than 5 percent and totaled $3,979.5 million.

The U.S. Asset Intensive business reported pre-tax income of $13.2 million, down from $56.4 million a year ago, attributable primarily to changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased to $27.2 million from $20.0 million a year ago, when strong equity market performance and a $3.8 million recapture fee contributed to better-than-expected results. The current period pre-tax operating income includes a $14.0 million increase associated with the recapture of a retroceded annuity treaty. Full-year pre-tax operating income totaled $68.9 million and $66.3 million in 2011 and 2010, respectively.

The U.S. Financial Reinsurance business continued to perform well this quarter and added $6.8 million of pre-tax income compared with $5.6 million last year, primarily due to higher fee income from new business. For the year, pre-tax income rose 51 percent to $26.3 million.

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Canada

Canadian operations reported pre-tax net income of $47.5 million compared with $36.2 million in the fourth quarter of 2010. Pre-tax operating income increased 12 percent to $41.0 million from $36.6 million in the prior-year period, reflecting better-than-expected mortality experience. A relatively weaker Canadian dollar relative to the fourth quarter of 2010 adversely affected pre-tax operating income by approximately $0.6 million. Fourth-quarter net premiums increased 9 percent to $224.8 million from $205.9 million last year, including an adverse foreign currency effect of $2.7 million. On a Canadian dollar basis, net premiums increased 10 percent. For the year, net premiums rose 5 percent over 2010, which benefited from a single premium of $43.3 million. Excluding that advance premium, net premiums rose 11 percent year over year, including a favorable foreign currency effect of $31.3 million.

Asia Pacific

Asia Pacific reported pre-tax net income of $4.1 million compared with $10.1 million in the fourth quarter of 2010. The segment reported a pre-tax operating loss of $1.2 million compared to pre-tax operating income of $8.1 million a year ago. Similar to the fourth quarter of 2010, disability experience in Australia was unfavorable. Liabilities in Australia were strengthened by approximately $24.0 million, of which approximately $16.1 million was associated with lower-than-anticipated termination rates on disability claims. Foreign currency fluctuations added $0.3 million to the current period pre-tax operating income. Net premiums increased 8 percent to $348.4 million from $322.5 million in the prior year. On a local currency basis, net premiums rose 6 percent. For the year, net premiums were up 15 percent on a U.S. dollar basis and 5 percent on an original currency basis.

Europe & South Africa

Europe & South Africa pre-tax net income rose sharply to $41.6 million from $35.4 million in the year-ago quarter. Pre-tax operating income increased 6 percent to $38.7 million from $36.4 million last year, when claims experience was particularly favorable. Better-than-expected results were spread across most locations, including the UK and South Africa. Foreign currency fluctuations adversely affected pre-tax operating income by $1.6 million. Net premiums totaled $356.3 million, up 38 percent from $258.0 million in the prior-year quarter. On a local currency basis, net premiums were up 42 percent. The current-quarter net premiums include approximately $64.7 million associated with a single premium in-force transaction in Italy. For the year, net premiums were up 30 percent on a U.S. dollar basis and 27 percent on an original currency basis.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $8.8 million in the fourth quarter versus pre-tax net income of $18.4 million in the year-ago period. The current quarter result includes $14.4 million in net investment related losses compared to $10.6 million in net investment related gains in the prior-year period. Fourth-quarter pre-tax operating income was approximately $10.5 million lower than last year, primarily due to higher other operating expenses.

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2012 Guidance

Management projects 2012 operating income per diluted share to be within a range of $6.70 to $7.30. This guidance assumes an expected level of death claims, which are prone to normal short-term statistical fluctuations that can significantly affect results on quarterly and annual bases. Additionally, the guidance reflects adverse effects of approximately $0.55 and $0.15 per diluted share related to the adoption of new deferred acquisition cost accounting guidance and lower anticipated investment yields in 2012, respectively. Finally, the guidance assumes that Congress will pass an extension of the active financing exception legislation this year. If that legislation is not extended for any reason, the company estimates its tax provision would increase by approximately $15 million for the year, reducing earnings by approximately $0.20 per diluted share. On a U.S. dollar basis, the company expects consolidated net premiums to increase by approximately 7 to 9 percent.

Board of Directors

The company announced that Stanley B. Tulin, retired vice chairman and chief financial officer of AXA Financial, Inc., was elected to the board of directors effective January 26, 2012. Tulin will serve as a member of the Audit and Compensation Committees. The company also announced that Stuart Greenbaum retired from the board of directors.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.18, payable March 2 to shareholders of record as of February 10.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Tuesday, January 31. Interested parties may access the call by dialing 877-419-6590 (domestic) or 719-325-4778 (international). The access code is 8994796. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 8 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 8994796.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and

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losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.7 trillion of life reinsurance in force, and assets of $32.1 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our

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investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2010 Form 10-K.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
GAAP net income	$158,531	$196,712	$599,620	$574,402
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(4,904)	59,317	(175,910)	(50,810)
Capital (gains) losses on funds withheld:
Included in investment income	(126)	(5,356)	(3,344)	(13,276)
Included in policy acquisition costs and other insurance expenses	31	515	617	1,588
Embedded derivatives:
Included in investment related (gains) losses, net	36,700	(107,243)	202,423	(85,467)
Included in interest credited	6,169	(16,732)	26,838	6,433
Included in policy acquisition costs and other insurance expenses	4,490	1,955	2,675	368
DAC offset, net	(53,844)	32,251	(73,984)	70,791
Gain on repurchase of collateral finance facility securities	(6,321)	—	(42,617)	—
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	2,854	—

Operating income	$140,726	$161,419	$539,172	$504,029

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income (Dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
Income before income taxes	$220,585	$275,257	$834,380	$863,817
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(5,360)	91,401	(265,607)	(76,672)
Capital (gains) losses on funds withheld:
Included in investment income	(194)	(8,240)	(5,144)	(20,424)
Included in policy acquisition costs and other insurance expenses	47	793	949	2,443
Embedded derivatives:
Included in investment related (gains) losses, net	56,461	(164,989)	311,420	(131,488)
Included in interest credited	9,490	(25,741)	41,289	9,897
Included in policy acquisition costs and other insurance expenses	6,908	3,008	4,115	566
DAC offset, net	(82,837)	49,618	(113,821)	108,909
Gain on repurchase of collateral finance facility securities	(9,725)	—	(65,565)	—
Loss on retirement of PIERS	—	—	4,391	—

Pre-tax operating income	$195,375	$221,107	$746,407	$757,048

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended December 31, 2011
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income (loss)
U.S. Operations:
Traditional	$116,096	$(29,038)		$(1,037)		$—	$86,021
Asset Intensive	13,187	(14,585	)(1)	28,574	(2)	—	27,176
Financial Reinsurance	6,834	87		—		—	6,921

Total U.S.	136,117	(43,536)		27,537		—	120,118
Canada Operations	47,544	(6,545)		—		—	40,999
Europe & South Africa	41,602	(2,951)		—		—	38,651
Asia Pacific Operations	4,128	(5,309)		—		—	(1,181)
Corporate and Other	(8,806)	15,319		—		(9,725)	(3,212)

Consolidated	$220,585	$(43,022)		$27,537		$(9,725)	$195,375

(1)	Asset Intensive is net of $(37,515) DAC offset.
(2)	Asset Intensive is net of $(45,322) DAC offset.

	Three Months Ended December 31, 2010
(Unaudited)	Pre-tax net income	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income
U.S. Operations:
Traditional	$113,341	$(6,246)	$—		$107,095
Asset Intensive	56,361	13,303 (1)	(49,683	)(2)	19,981
Financial Reinsurance	5,555	23	—		5,578

Total U.S.	175,257	7,080	(49,683)		132,654
Canada Operations	36,189	454	—		36,643
Europe & South Africa	35,357	1,030	—		36,387
Asia Pacific Operations	10,071	(1,949)	—		8,122
Corporate and Other	18,383	(11,082)	—		7,301

Consolidated	$275,257	$(4,467)	$(49,683)		$221,107

(1)	Asset Intensive is net of $(88,421) DAC offset.
(2)	Asset Intensive is net of $138,039 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Twelve Months Ended December 31, 2011
(Unaudited)	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$376,208	$(41,799)		$(2,412)		$—	$331,997
Asset Intensive	34,158	(42,327	)(1)	77,117	(2)	—	68,948
Financial Reinsurance	26,343	128		—		—	26,471

Total U.S.	436,709	(83,998)		74,705		—	427,416
Canada Operations	166,613	(21,798)		—		—	144,815
Europe & South Africa	100,043	(6,000)		—		—	94,043
Asia Pacific Operations	67,120	(3,056)		—		—	64,064
Corporate and Other	63,895	13,348		—		(61,174)	16,069

Consolidated	$834,380	$(101,504)		$74,705		$(61,174)	$746,407

(1)	Asset Intensive is net of $168,298 DAC offset.
(2)	Asset Intensive is net of $(282,119) DAC offset.

	Twelve Months Ended December 31, 2010
(Unaudited)	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. Operations:
Traditional	$390,055	$(24,824)		$—		$365,231
Asset Intensive	131,878	(34,881	)(1)	(30,711	)(2)	66,286
Financial Reinsurance	17,457	86		—		17,543

Total U.S.	539,390	(59,619)		(30,711)		449,060
Canada Operations	122,378	(8,747)		—		113,631
Europe & South Africa	85,834	(2,584)		—		83,250
Asia Pacific Operations	88,760	(5,000)		—		83,760
Corporate and Other	27,455	(108)		—		27,347

Consolidated	$863,817	$(76,058)		$(30,711)		$757,048

(1)	Asset Intensive is net of $18,595 DAC offset.
(2)	Asset Intensive is net of $90,314 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited)	2011	2010	2011	2010
Diluted earnings per share from operating income	$1.91	$2.15	$7.28	$6.75

Earnings per share from net income:
Basic earnings per share	$2.16	$2.68	$8.15	$7.85
Diluted earnings per share	$2.15	$2.62	$8.09	$7.69

Weighted average number of common and common equivalent shares outstanding	73,812	75,052	74,108	74,694

	At December 31,
(Unaudited)	2011	2010
Treasury shares	5,770	—
Common shares outstanding	73,368	73,363
Book value per share outstanding	$83.65	$68.71
Book value per share outstanding, before impact of AOCI	$61.53	$56.34

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited)	2011	2010	2011	2010
Revenues:
Net premiums	$2,034,716	$1,801,899	$7,335,687	$6,659,680
Investment income, net of related expenses	304,511	355,227	1,281,197	1,238,660
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(11,824)	(16,097)	(30,873)	(31,920)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	543	(186)	3,924	2,045
Other investment related gains (losses), net	(36,183)	90,916	(9,107)	241,905

Total investment related gains (losses), net	(47,464)	74,633	(36,056)	212,030
Other revenue	56,456	42,370	248,710	151,360

Total revenues	2,348,219	2,274,129	8,829,538	8,261,730

Benefits and expenses:
Claims and other policy benefits	1,720,573	1,470,845	6,224,800	5,547,155
Interest credited	78,884	79,103	316,394	309,982
Policy acquisition costs and other insurance expenses	177,932	319,444	919,595	1,079,953
Other operating expenses	122,000	102,216	419,340	361,971
Interest expense	25,226	25,215	102,638	90,996
Collateral finance facility expense	3,019	2,049	12,391	7,856

Total benefits and expenses	2,127,634	1,998,872	7,995,158	7,397,913

Income before income taxes	220,585	275,257	834,380	863,817
Income tax expense	62,054	78,545	234,760	289,415

Net income	$158,531	$196,712	$599,620	$574,402

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